SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:
	Preliminary information statement	[ ]	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
X	Definitive information statement
MCPI, INC.
(Name of Registrant as Specified in Its Charter)
Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

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MCPI, INC.

454 SW Coast Highway

Newport, OR 97365

INFORMATION STATEMENT

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS

IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

Dear Shareholders:

This Information Statement is furnished by the Board of Directors (the “Board”) of MCPI, INC. (the “Company”) to inform shareholders of the Company of certain actions adopted by the Board and approved by shareholders holding a majority in interest of the voting power of the Company. This Information Statement will be mailed on approximately March 16, 2016 to shareholders of record of the Company’s Common Stock as of March 15, 2016 (“Record Date”). Specifically, this Information Statement relates to the Amendment of the Company’s Articles of Incorporation and the implementation of a reverse stock split.

On February 10, 2016, the Board of Directors approved a reverse stock split of ten (10) to one (1), which would have also reduced the number of authorized shares of common and preferred shares. The Board of Directors thereby adopted an amendment to its Articles of Incorporation increasing the authorized capital of the Company from 25,000,000 shares of common, post-split, to 500,000,000 shares of common stock, par value $0.001, and from 250,000 shares of preferred stock, post-split, to 25,000,000 shares of preferred stock, par value $0.001. This Information Statement will be sent on or about March 16, 2016 to the Company’s shareholders of record on the Record Date not solicited for their consent to this corporate action.

This Information Statement is being furnished to you to inform you of the actions taken as required by rules and regulations of the Securities and Exchange Commission, and, in addition, to satisfy any requirements of notice under the Nevada Revised Statutes. You are urged to read this Information Statement in its entirety for a description of the actions taken by the Board of Directors and approved by the majority shareholders of the Company.

The filing of the Amendment to the Certificate of Incorporation of the Company with the Nevada Secretary of State, which will implement the foregoing amendments, will not be done until a date which is at least twenty (20) days after the mailing of this Information Statement. This Information Statement will be sent on or about March 16, 2016 to the Company’s shareholders of record on the Record Date not solicited for their consent to this corporate action.

Sincerely,

/s/ Carla Wienert
President

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This Information Statement is to inform you of the actions taken by the Board of Directors of the Company and approved by the majority shareholders of the Company, on February 10, 2016 and to discuss the purposes and reasons for such actions.

PURPOSES OF AMENDMENT OF CERTIFICATE OF INCORPORATION

MCPI, Inc. (the “Company”) was incorporated as Southwest China Imports, Inc. on February 23, 2011 in the State of Nevada.  The Company planned to import high-end handmade lace wigs, hairpieces, and other beauty supplies and accessories manufactured overseas into the United States. In June, 2014, we changed our name to Med-Cannabis Pharma, Inc. and changed the direction of the business to the retail sale of medical marijuana. In November, 2015, we changed our name to “MCPI, Inc.”

MCPI has one wholly owned subsidiary, Medical Management Systems, Inc. (“MMS”), an Oregon corporation, that as of December 31, 2015 had limited revenue and various expenses including due diligence and other administrative expenses. Since the legalization of recreational marijuana in Oregon in October, 2015, the Company now also sells recreational marijuana.

MMS was formed in the state of Oregon with the intent to provide management services to independent, privately owned, medical dispensaries in Oregon. Services include, but are not limited to, employee leasing, accounting and general management. As of December 31, 2015, the Company was managing three independent private dispensaries in Oregon.

The filing of a Certificate of Amendment with the Nevada Secretary of State, which will implement the foregoing amendment, will not be effective until a date which is at least twenty (20) days after the mailing of our definitive Information Statement. This Information Statement will be sent on or about March 16, 2016 to the Company’s shareholders of record on the Record Date not solicited for their consent to this corporate action.

VOTING SECURITIES

The Record Date of shareholders entitled to receive notice of this corporate action by the Company is the close of business on March 15, 2016. The amendment to the Certificate of Incorporation requires the affirmative vote of a simple majority of the issued and outstanding voting stock. On such date, the Company had issued and outstanding 50,220,000 shares of its Common Stock and no shares of its preferred stock issued and outstanding. Thus, on the Record Date, there were a total of 50,220,000 shares of common stock votes and the Company has received a majority of such votes, or 52.37% approval for the Amendment. Pursuant to Nevada law, there are no dissenter’s or appraisal rights relating to the actions taken. As January 31, 2016, the Company estimates that there are approximately 625 record holders of its common stock.

INTEREST OF CERTAIN PERSONS IN MATTER BEING ACTED UPON

No director, executive officer, associate of any director or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the amendment to the Certificate of Incorporation described herein which is not shared by all other shareholders pro rata and in accordance with their respective interests.

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STOCK OWNERSHIP/PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of the Company’s Common Stock as of the Record Date by: (i) all shareholders known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock; (ii) each director and executive officer; and (iii) all officers and directors as a group. Except as may be otherwise indicated in the footnotes to the table, each person has sole voting power and sole dispositive power as to all the shares shown as beneficially owned by them.

Name and Address	Number of Shares Owned as of February 29, 2016	Percentage
South Beach Live 454 SW Coast Highway Newport OR 97365	26,300,000	52.37%
Charles Stidham 454 SW Coast Highway Newport OR 97365	9,020,018	17.94%
Carla Wienert (1) 454 SW Coast Highway Newport OR 97365	100,000.2%
Garrett Vogel (1) 454 SW Coast Highway Newport OR 97365	18,557	0.03%
R. Wayne Duke (1) 454 SW Coast Highway Newport OR 97365	0	0%
Robert Burch (1) 454 SW Coast Highway Newport OR 97365	0	0%
Officers and Directors as a group (4 persons)	118,557	0.23%

(1) Denotes officer and/or director.

MANAGEMENT/EXECUTIVE OFFICERS

The Directors and Executive officers of the Company are identified in the table below. Each Director serves for a one-year term or until a successor is elected and has qualified. Currently, our Directors are not compensated for their services.

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Name	Age	Position

Carla Wienert	53	President, Director
Garrett Vogel	67	CFO, Director
R. Wayne Duke	52	Director
Robert Burch	75	Director

Family Relationships. There are no family relationships between any of the officers and directors.

Business Experience. The following is a brief account of the business experience during at the least the last five years of the directors and executive officers, indicating their principal occupations and employment during that period, and the names and principal businesses of the organizations in which such occupations and employment were carried out.

CARLA WIENERT. As the founder, president and PRF of Central Coast ReLeaf, Ms. Wienert brings an extensive amount of knowledge concerning the operations and business of a medical dispensary in Oregon. Ms. Wienert has served on the City of Newport, Oregon advisory board for medical marijuana facility business licenses. Ms. Wienert owns and operates Newport Florist and Gift in Newport, Oregon. Ms. Wienert and her family have lived in Newport, Oregon for over 28 years and she is a long-time volunteer for Newport’s Young Life organization.

GARRETT VOGEL. Garrett Vogel is a private investor with diverse interests and has been with MCPI since its inception. Previously Mr. Vogel was associated as an analyst with several private investor groups and served as an officer and/or director for several small public companies. Mr. Vogel founded and managed a regional accounting and consulting firm after serving with two of the “Big Four” international professional service firms. Mr. Vogel has been appointed to several Dallas City and County as well as professional society and not-for- profit commissions and boards. He has a B.A. from Southern Methodist University and an M.B.A. from the University of California at Berkeley.

R. WAYNE DUKE. Mr. Duke is currently the Chief Executive Officer of USMetrics, Inc., a wholesale supplier to the Maintenance, Repair and Overhaul distribution industry, and the Chairman and CEO of Industrial Clearinghouse, an MRO excess inventory clearinghouse.  Both companies have a worldwide network of suppliers and customers.  Mr. Duke is a U.S. Air Force Aviation Cadet graduate and Viet Nam veteran who left active duty in 1967 as a Captain.  Mr. Duke has started, bought and later sold several companies in the bulk materials handling and the industrial supply industries. Mr. Duke holds a BBA in Finance and a Master’s Degree in Business from The University of North Texas.

ROBERT BURCH. Mr. Burch is an experienced professional whose primary expertise is in the IT industry where he worked for Irving TX, based Associates Financial Services as Director of IT Operations. He built, managed and staffed data centers covering a multistate area from 1992 to 1999. From 1999 to the present, he has served as an Advanced Technical Consultant for Hitachi Data Systems in Santa Clara, California. Over 16 years, Mr. Burch integrated his technical expertise of data storage and software products with his ability to effectively communicate with and assist Hitachi’s sales teams, successfully facilitating the sale of Data storage and software products to many fortune 1000 companies.

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COMPENSATION OF MANAGEMENT

During the year ended December 31, 2015 and to date for 2016, no officer or director has received compensation from the Company except as described below. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meeting of the Board of Directors. The Company has no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to the Company’s directors or executive officers.

During the year ended December 31, 2015, we paid our former President a total of $15,000 in compensation, our CFO was paid $300 and our current President was paid $33,364.58. To date, during 2016, we have paid our CEO a total of $10,500 or $3,500 per month.

The Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any executive officer or director, where such plan or arrangement would result in any compensation or remuneration being paid resulting from the resignation, retirement or any other termination of such executive officer’s employment or from a change-in-control of the Company or a change in such executive officer’s responsibilities following a change-in-control and the amount, including all periodic payments or installments where the value of such compensation or remuneration exceeds $100,000 per executive officer. During the year ended December 31, 2015, no funds were set aside or accrued by the Company to provide pension, retirement or similar benefits for Directors or Executive Officers.

The Company has no written employment agreements.

Termination of Employment and Change of Control Arrangement. Except as noted herein, the Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any individual names above from the latest or next preceding fiscal year, if such plan or arrangement results or will result from the resignation, retirement or any other termination of such individual’s employment with the Company, or from a change in control of the Company or a change in the individual’s responsibilities following a change in control.

Compensation Pursuant to Plans. Other than disclosed above, the Company has no plan pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals and group described in this item.

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AMENDMENT OF ARTICLES OF INCORPORATION

The following are the changes to the Articles of Incorporation which were recommended by the Company’s Board of Directors and approved by the shareholder having a majority in interest of the voting power, together with the reasons for such changes:

Change in Authorized Shares of Stock:

The authorized capital structure is being changed. At present, the Company is authorized to issue 250,000,000 shares of common stock having a par value of $.001 per share and 25,000,000 shares of preferred stock with a par value of $.001 per share. The Company is implementing a reverse stock split of 10-to-1 which would reduce its authorized shares to 25,000,000 shares of common stock and 2,500,000 shares of preferred stock. These numbers are not sufficient for the Company’s future plans. Thus, the Company proposes to increase the number of authorized shares post-split to 525,000,000 shares, comprised of 500,000,000 shares of common stock, par value $.001 and 25,000,000 shares of preferred stock, par value $.001. The Company is increasing its authorized capitalization in connection with its proposed reverse stock split of 10-to-one.

POTENTIAL ANTI-TAKEOVER EFFECT

Although the increased proportion of authorized but unissued shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that could dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the increase in our authorized capital through the increase of the capital stock of the Company is not being undertaken in response to any effort of which the Board of Directors is aware to accumulate shares of the Common Stock or obtain control of the Company. The Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Authorized but unissued shares of common stock and preferred stock would be available for future issuance without our shareholders’ approval. These additional shares may be utilized for a variety of corporate purposes including, but not limited to, future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Company’s Board of Directors’ desires at that time. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price. Management may also use additional shares of the Company’s stock, either common or preferred, to resist or frustrate a third party transaction which may offer an above-market premium which would be favored by a majority of independent stockholders.

Purpose of Increasing the Company’s Authorized Shares of Common Stock

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General Corporate Purposes

The Company’s directors believe that it is desirable to have additional authorized shares of common stock available for other possible future financings, possible future acquisitions, stock dividends, stock splits and other general corporate purposes. The Company’s directors believe that having such additional authorized shares of common stock available for issuance in the future should give the Company greater flexibility and may allow such shares to be issued without the expense and delay of a special shareholders’ meeting. Although such issuance of additional shares with respect to future financings and acquisitions would dilute existing shareholders, management believes that such transactions would increase the value of the Company to its shareholders.

At the present time, the Company has no plans, proposals or arrangements to enter into a merger, consolidation, acquisition or similar business transaction.

Advantages and Disadvantages of Increasing Authorized Shares

There are certain advantages and disadvantages of voting for an increase in the Company’s authorized common stock.

The advantages include:

•	The ability to raise capital by issuing capital stock under the transaction described above, or other financing transactions.

•	To have shares of common stock available to pursue business expansion opportunities, if any.

The disadvantages include:

•	Dilution to the existing shareholders, including a decrease in our net income per share in future periods. This could cause the market price of our stock to decline.

•	The issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the desires of the Company’s Board of Directors, at that time. A takeover may be beneficial to independent shareholders because, among other reasons, a potential suitor may offer such shareholders a premium for their shares of stock compared to the then-existing market price. The Company does not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences.

Reverse Stock Split

The Company’s Board of Directors has approved a 10-for-one reverse stock split. The Company believes that implementing the reverse stock split will result in the market price of its common stock being correspondingly increased and more attractive to investors.

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No fractional shares will be issued. The Company will round up any fractional shares resulting from the reverse split to the nearest whole share.

Reasons for the Reverse Stock Split

The primary reason for proposing the reverse stock split is to increase the per share market price of the Common Stock. The Common Stock is currently listed on The Over-The- Counter Market (“OTC”) under the symbol “MCPI,” which we believe helps support and maintain stock liquidity and company recognition for our stockholders. The Board believes that the reverse stock split will result in a higher per share trading price, which is intended to generate greater investor interest in the Company.

The Board further believes that an increased stock price may encourage investor interest and improve the marketability of the Common Stock to a broader range of investors. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. Additionally, because brokers’ commissions on lower-priced stocks generally represent a percentage of the stock price than commissions on higher-priced stocks, the current share price of the Common Stock can result in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were substantially higher. This factor may also limit the willingness of institutions to purchase our stock. The Board believes that the anticipated higher market price resulting from a reverse stock split could enable institutional investors and brokerage firms with such policies and practices to invest in the Common Stock.

Another reason for the reverse stock split is to provide the Company with the ability to support its present capital needs and future anticipated growth. As discussed below under the caption “Effect on Authorized but Unissued Shares,” the reverse stock split will have the effect of increasing the number of authorized but unissued shares of Common Stock in proportion to the number of outstanding shares of Common Stock. The availability of additional shares of Common Stock would provide the Company with the flexibility to consider and respond to future business opportunities and needs as they arise, including equity offerings, mergers or other business combinations, asset acquisitions, stock dividends, stock splits and other corporate purposes, although the Company has no agreements or plans for any of the foregoing other than as discussed below under the caption “Effect on Authorized but Unissued Shares.” The Company could undertake certain of the foregoing actions without the delay and expense associated with holding a special meeting of stockholders to obtain stockholder approval each time such an opportunity arises that would require the issuance of shares of Common Stock.

Principal Effects of the Reverse Stock Split

A reverse stock split refers to a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished, as in this case, by reclassifying and combining all of our outstanding shares of Common Stock into a proportionately smaller number of shares. Each stockholder’s proportionate ownership of outstanding shares of Common Stock would remain the same. Fractional shares will be rounded up to the next whole number.

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The Board does not intend to use the reverse stock split as a part of or a first step in a “going private” transaction within the meaning of Rule 13e-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). There is no plan or contemplated plan by the Company to take itself private at the date of this proxy statement. We believe that a reverse stock split will have no significant effect on the number of record holders of Common Stock.

Effects on Authorized but Unissued Shares

 The reverse stock split will have the effect of significantly increasing the number of authorized but unissued shares of Common Stock in proportion to the number of outstanding shares of Common Stock. Although the number of authorized shares would be correspondingly reduced, the Board of Directors has authorized an increase in authorized capital. Because the number of outstanding shares will be reduced as a result of the reverse stock split, the number of shares available for issuance will be increased.

The Board believes that the Company will need to raise additional capital in order to continue its operations through 2016 and is contemplating various alternatives to raise capital, including a potential registered offering or private placement of shares of Common Stock or debt offerings. In addition, we may issue shares to acquire other companies or assets or engage in business combination transactions. As of the date of this proxy statement, we have had discussions with investment banks concerning a potential registered direct offering of our common stock and we frequently review opportunities for the acquisition of additional assets (none of which are currently definitive), but other than such discussions and opportunities, we have no specific plans, arrangements or understandings, whether written or oral, with respect to the increase in shares available for issuance as a result of the reverse stock split.

Anti-Takeover and Dilutive Effects

The purpose of maintaining our authorized Common Stock at 500,000,000 after the reverse stock split is to facilitate our ability to raise additional capital to support our operations, not to establish any barriers to a change of control or acquisition of the Company. Shares of Common Stock that are authorized but unissued provide the Board with flexibility to effect, among other transactions, public or private financings, subscription rights offerings, mergers, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by the Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. The Certificate of Amendment would give the Board authority to issue additional shares from time to time without delay or further action by the stockholders except as may be required by applicable law. The Certificate of Amendment is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company, nor does the Board have any present intent to use the authorized but unissued Common Stock to impede a takeover attempt. There are no plans or proposals to adopt other provisions or enter into any arrangements that have material anti-takeover effects.

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In addition, the issuance of additional shares of Common Stock for any of the corporate purposes listed above could have a dilutive effect on earnings per share and the book or market value of the outstanding Common Stock, depending on the circumstances, and would likely dilute a stockholder's percentage voting power in the Company. Holders of Common Stock are not entitled to preemptive rights or other protections against dilution. The Board intends to take these factors into account before authorizing any new issuance of shares.

Effect on Outstanding Options, Restricted Stock Units, Performance Shares and Warrants

Upon a reverse stock split, all outstanding options, restricted stock units, performance shares, warrants and future or contingent rights to acquire Common Stock will be adjusted to reflect the reverse stock split. With respect to all outstanding options, restricted stock units, performance shares and warrants to purchase or receive Common Stock, the number of shares of Common Stock that such holders may purchase upon exercise or receive upon vesting of such options, restricted stock units, performance shares or warrants will decrease, and the exercise prices of such options or warrants will increase, in proportion to the fraction by which the number of shares of Common Stock underlying such options, restricted stock units, performance shares and warrants are reduced as a result of the reverse stock split. Also, the number of shares reserved for issuance under our existing stock option and equity incentive plans would be reduced proportionally based on the ratio of the reverse stock split.

Procedure for Effecting the Reverse Stock Split

Within 20 days of the mailing of this Information Statement, we will effect the reverse stock split by making the appropriate filings with the Financial Industry Regulatory Authority (“FINRA”). We will also file the Certificate of Amendment with the Secretary of State of the State of Nevada increasing our authorized capital post-split.

The Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse stock split if, at any time prior to filing the Certificate of Amendment, the Board, in its sole discretion, determines that it is no longer in the best interests of the Company and its stockholders to proceed with the reverse stock split.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the reverse stock split. It addresses only stockholders who hold Common Stock as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign stockholders, stockholders who hold their pre-reverse stock split shares as part of a straddle, hedge or conversion transaction, and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

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A stockholder generally will not recognize gain or loss on the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor, and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged.

The foregoing views are not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

Accounting Matters

The par value of the Common Stock will remain unchanged at $0.001 per share after the reverse stock split. As a result, our stated capital, which consists of the par value per share of the Common Stock multiplied by the aggregate number of shares of the Common Stock issued and outstanding, will be reduced proportionately at the effective time of the reverse stock split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of Common Stock, will be increased by a number equal to the decrease in stated capital. Further, net loss per share, book value per share and other per share amounts will be increased as a result of the reverse stock split because there will be fewer shares of Common Stock outstanding.

Effectiveness of the Certificate of Amendment

We expect to file the Certificate of Amendment with the Secretary of State of the State of Nevada no sooner than 20 days after the mailing of our definitive Information Statement. The Certificate of Amendment would become effective upon its filing with the Secretary of State of the State of Nevada or at such other time specified in the Certificate of Amendment.  The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the Board deems necessary and advisable to effect the reverse stock split and the corresponding increase in capitalization.

Required Vote

The affirmative vote of the holders of a majority of the shares of the Common Stock outstanding on the Record Date was required to approve the increase in capitalization and we have received the consent of a majority of the common stock shareholders. Accordingly, we are not requesting that you cast your vote in favor or against these actions.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms, including its public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain these materials upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our public filings are also available at the Internet web site maintained by the SEC for issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) at www.sec.gov.

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MISCELLANEOUS

We request brokers, custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our Common Stock and we will reimburse such persons for their reasonable expenses in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing to us at our office address,

BY ORDER OF THE BOARD OF DIRECTORS
February 29, 2016	/s/ Carla Wienert
Carla Wienert, President

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